RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT ("Agreement") is dated the 6th day of June, 2008, but effective as of April 1, 2007, by and between BASIC EARTH SCIENCE SYSTEMS, INC. (the "Company"), a Delaware corporation, and _____________ (the "Board Member").

In consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the parties agree as follows:

1.           Purpose.  The purpose of this Agreement is to partially compensate the Board Member for his service on the Company's Board of Directors and to give him the incentive to be an active and key participant in the growth of the Company, and among other things, to provide guidance, strategies, introductions and decisions that steer the Company in the best interest of the shareholders by providing him with the opportunity to own common stock of the Company.  This Agreement is in conformance with the current director compensation plan refined through a series of Board Meetings and documented in the Board meeting minutes of March 8, 2008 through April 12, 2008.

2.           Stock Ownership.  In making this grant, the Board expects the Board Member, within three years of the date he becomes a member of the Board of Directors, to own an amount of common stock equal to one year of his average total board compensation.  Stock received from this grant may be used to meet this requirement

3.           Restricted Stock Grant.  Subject to the terms and conditions of this Agreement including, without limitation, the provisions of Paragraph 4, the Company hereby grants to the Board Member 22,713 restricted shares (the "Shares") of the Company's common stock.  Stock certificates evidencing the Shares will contain a restrictive legend conspicuously noted on the face thereof which shall state as follows:

This certificate and the shares of stock represented hereby shall not vest until April 1, _______.   In addition, this certificate and the shares of stock represented hereby are subject to the provisions of a Restricted Stock Agreement dated June 6, 2008 whereby vesting of ownership of the shares evidenced by this certificate are set forth and a corresponding risk of forfeiture is set forth. A copy of said Restricted Stock Agreement is on file at the registered office of the Company where it may be inspected with proper authorization.

In addition to the foregoing, the certificate evidencing the Shares shall contain an investment restrictive legend conspicuously noted on the face thereof which identifies that the Shares are unregistered and may not be transferred except upon an effective registration statement or in  compliance with the requirements of Rule144 as promulgated under the Securities Act of 1933, as amended.

4.           Vesting and Risk of Forfeiture.  The Board Member is expected to remain as a member of the Company’s Board of Directors and carry out, to the best of his abilities, the duties of this position along with any committee chairmanship and/or committee member assignments. If the
Board Member's participation as a member of the Board of Directors ceases or is terminated for any reason prior to the date the Shares are fully vested in accordance with this Paragraph, the unvested portion of the Shares shall be automatically forfeited and reassigned to the Company. The Board Member shall vest in the Shares as set forth in the following table if the Board Member has continuously remained as a member of the Board of Directors from the effective date of this Agreement through the respective date(s) set forth in the table:

April 1, 2008                                                      7,571 shares shall be vested (33.333%)
April 1, 2009                                                      7,571 shares shall be vested (33.333%)
April 1, 2010                                                      7,571 shares shall be vested (33.333%)

In addition, the Shares shall be fully vested in the Board Member upon (i) the closing of any merger, combination, consolidation or similar business transaction involving the Company in which the holders of common stock of the Company immediately prior to such transaction are not the holders of a majority of the ordinary voting securities of the surviving corporation in such transaction; (ii) the closing of any sale by the Company of all or substantially all of its assets to an acquiring corporation in which the holders of the common stock of the Company immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring entity; or (iii) the closing of any sale by the holders of the common stock of the Company to someone other than a current holder of common stock of the Company of an amount of common stock that equals or exceeds a majority of the common stock outstanding immediately prior to such closing.

5.           Board Member's Representations.  The Board Member hereby makes the following representations and warranties to the Company:

(a)           The Board Member understands that this Agreement has important tax consequences for Board Member, and that he/she will be subject to income and potentially employment taxes upon the vesting of the Shares, based on the value of the Shares at each such date, and that the payment of such taxes is Board Member's sole responsibility. Board Member understands the Company may be required to withhold customary withholding and other employment taxes with respect to the Shares from Board Member's compensation. Board Member acknowledges that this Agreement was prepared by legal counsel to the Company. Board Member acknowledges that he has been advised and Board Member has had the opportunity to seek independent legal and tax advice regarding this Agreement.

(b)           Board Member has evaluated the risks of investing in the stock of the Corporation and has been given the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of this Agreement, and to obtain additional information necessary to verify the accuracy of the information Board Member desired in order to evaluate his investment.

(c)           Board Member has the financial ability to bear the economic risk of his investment in the Shares, has adequate means of providing for his current needs and personal contingencies, and has no need for liquidity in his investment in the Shares.

(d)           In making the decision to accept the award of Shares granted herein, Board Member has relied solely upon independent investigations made by him or on his behalf.

(e)           The Shares will be acquired by Board Member in good faith solely for his own account, for investment purposes only, and are not being acquired with a view to, or for, the resale, distribution, subdivision or fractionalization thereof.  The Board Member understands that the Shares are an investment that involves ordinary and customary risk and Board Member may lose his entire investment.

(f)           The Board Member understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and agrees that the Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Act. Board Member has been advised that Company has no obligation, and does not intend, to cause the Shares issued herein to be registered under the Act, or to comply with any exemption under the Act that would permit the Shares to be sold by the Board Member. Board Member understands that the legal consequences of the foregoing mean that the Board Member must bear the economic risk of Board Member's investment in the Company's stock for an indefinite period of time. Board Member further understands that, if Board Member desires to sell or transfers all or any part of the Shares, Company may require Board Member's counsel to provide a legal opinion that the transfer may be made without registration under the Act. In addition, Board Member agrees that the Shares hereby accepted are subject to the restrictions on transfer as described herein.

The foregoing representations and warranties are made by Board Member with the intent that they be relied upon by the Company in determining Board Member's suitability as a grantee of stock awards pursuant to this Agreement. In addition, Board Member agrees to notify the Company immediately of any change in any representation, warranty or other information that relates to the Board Member.

6.           Termination of Agreement.  This Agreement shall terminate only upon the written agreement of Board Member and Company to so terminate the Agreement.

7.           Not an Employment Agreement.  This Agreement is not an employment agreement and it shall not constitute evidence of any understanding that Company will employ, or seek to employ, Board Member for any period of time.

8.           Compliance with Law.  If any provision of this Agreement becomes or is found to be illegal, unenforceable, void, or voidable pursuant to applicable laws, regulations, or restrictions, or for any other reason, such clause or provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then if necessary, second, severed from the remainder of the Agreement to allow the remainder of the Agreement to remain in full force and effect.

9.           General Provisions.

(a)           Survival of Representations.  All representations and warranties made hereunder shall survive this Agreement.

(b)           Notices.  Any notices required or permitted to be given hereunder shall be sufficient if in writing and if sent by certified or registered mail to the last known address of either party.

(c)           Waiver of Breach.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

(d)           Binding Effect.  This Agreement shall be binding upon the parties hereto and their respective personal representatives, successors and assigns.

(e)           Attorneys' Fees. Should any party hereto retain counsel for the purpose of enforcing or preventing breach of any provision hereof, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby including, but not limited to, reasonable attorneys' fees.

(f)           Venue and Jurisdiction.  Venue and jurisdiction for any legal action arising under this Agreement shall be in the City and County of Denver, State of Colorado, or any other location mutually agreed to by the parties.

(g)           Entire Agreement.  This instrument contains the entire agreement of the parties with respect to the subject matter hereof and it may not be changed orally but only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

(h)           Interpretation. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado.

(i)           Counterparts.  This Agreement may be executed in counterparts, but such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

COMPANY:                                                                                                 BOARD MEMBER:

BASIC EARTH SCIENCE SYSTEMS, INC.

By____________________________________                                                         _____________________________________
      Ray Singleton, President                                                                                                Director